Exhibit 99.1

NEWS RELEASE

For Immediate Release:                                                                                               Media Contact:
June 30, 2010                                                                                                                 Martha Monfried
                                   1-888-831-7250
                                                                                                                                        PSENewsroom@pse.com

Puget Sound Energy names Kimberly J. Harris president

BELLEVUE, Wash. – As the next stage of its ongoing succession planning efforts, the board of directors of Puget Sound Energy named Kimberly J. Harris, 46, president of Washington state’s oldest local energy utility effective today reporting to CEO Steve Reynolds.  It is anticipated that Harris will assume the additional role of CEO upon Reynolds’ retirement in 2011.
“Thoughtful succession planning is vital to any enterprise,” said Bill Ayer, PSE chairman of the board. “Kimberly has the experience and the vision to lead PSE going forward. She is well qualified to build on the success achieved by Steve and the leadership team to ensure that PSE remains one of the premier utilities in the country.”
Harris joined PSE in 1999 and has held several key leadership positions. She most recently served as executive vice president and chief resource officer, responsible for all of PSE’s energy resources, including project development and contract management, energy efficiency services, and federal government relations. Prior to that, she was senior vice president of Regulatory Policy and Energy Efficiency. She has also served as vice president of Regulatory and Government Affairs, associate general counsel and director of Load Resource Strategies.
“I look forward to continuing to work with Kimberly and all our talented and dedicated employees over the next several months as the board and I prepare a smooth handoff to the next generation of leaders of this great utility,” said Reynolds. “Kimberly has deep industry experience, understands our regulatory environment and has been active in the community. She has earned respect both inside the company and out by demonstrating her commitment to our customers and the region. I am confident she will sustain and improve PSE to meet our customer needs now and in the future.”

-more-

Puget Sound Energy – page 2 of 2

In addition to her responsibilities at PSE, Harris serves on the Washington state Clean Energy Leadership Council as well as the Energy Strategy Advisory Committee. She is also a member of the board of directors of the American Red Cross of King and Kitsap counties.
Harris is married and has two grown children.

About Puget Sound Energy
Washington state’s oldest local energy utility, Puget Sound Energy serves more than 1 million electric customers and nearly 750,000 natural gas customers in 11 counties.  A subsidiary of Puget Energy, PSE meets the energy needs of its growing customer base through incremental, cost-effective energy efficiency, procurement of sustainable energy resources, and far-sighted investment in the energy-delivery infrastructure. PSE employees are dedicated to providing great customer service and delivering energy that is safe, reliable, reasonably priced, and environmentally responsible. For more information, visit www.PSE.com.

###